Exhibit 10.3

Erik T. Kahler

Re: 2017 Special Bonus Agreement (“Agreement”)

TreeHouse Foods, Inc. would like to offer you a Special Bonus that is payable in two parts according to the terms and conditions described below.

1. SPECIAL BONUS: If you (a) accept this offer; (b) remain employed by TreeHouse Foods, Inc. or any of its parents, subsidiaries or other affiliates (“collectively, the “Company”); and (c) continue to provide productive work in such employment and assignment:

(i) until June 30, 2018 (“1st Bonus Payment Date”), you will be eligible to receive as consideration, in addition to your regular pay and benefits, a Bonus in the total gross amount of Four Hundred Thirty-One Thousand Three Hundred and Forty and 00/100 Dollars ($431,340.00), less all applicable federal, state and local taxes and any other appropriate deductions, payable on the first normal payroll date after the 1st Bonus Payment Date.

(ii) until December 31, 2018 (“2nd Bonus Payment Date”), you will be eligible to receive as consideration, in addition to your regular pay and benefits, a 2nd Bonus in the total gross amount of Four Hundred Thirty-One Thousand Three Hundred and Forty and 00/100 Dollars ($431,340.00), less all applicable federal, state and local taxes and any other appropriate deductions, payable on the first normal payroll date after the 2nd Bonus Payment Date.

2. DISQUALIFYING EVENTS: You agree that if, prior to the 1st or 2nd Bonus Payment Dates, you resign, retire or are terminated by the Company “For Cause” from your employment with the Company or you die or become permanently disabled from work, you will no longer be eligible for, and you forfeit your entitlement to, any as-yet-unpaid Bonus. For purposes here, “For Cause” shall mean your (i) failure to perform substantially any of your duties; (ii) misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of TreeHouse Foods or any of its subsidiaries or other affiliates; (iii) conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) breach of any written covenant or agreement with the Company, any material written policy of the Company, the Company’s Code of Ethics, or (v) failure to cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding. In addition, your employment shall be deemed to have terminated For Cause if, after your employment has terminated (for a reason other than For Cause), facts and circumstances are discovered that would have justified a termination For Cause. For the avoidance of doubt, if the Company terminates your employment for any reason that is not “For Cause,” you will be entitled to any as yet unpaid 1st or 2nd Bonus.

3. NON-SOLICITATION OF EMPLOYEES: During your employment with the Company and during the eighteen (18) month period following your separation of such employment (regardless of the reason and circumstances of such separation), you will not directly or indirectly induce any employee of the Company (which, for the avoidance of doubt, includes all affiliates and subsidiaries) to terminate employment with the Company, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

4. EMPLOYMENT RELATIONSHIP: Nothing in this Agreement is intended to modify the at-will relationship between the Company and you. Either the Company or you may terminate your employment with the Company at any time, with or without cause and with or without notice.

5. GOVERNING LAW: This Agreement shall be construed in accordance with, and all actions arising under or in connection therewith shall be governed by, the internal laws of the State of Illinois.

6. BINDING EFFECT. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets as described in the preceding sentence, it shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.

/s/ Erik T. Kahler	/s/ Lori Roberts
Erik T. Kahler	Lori Roberts

Date:	December 28, 2017	Date:	December 28, 2017